Exhibit 21.1

Subsidiaries of Athenex, Inc.

Subsidiary Companies	Jurisdiction of Incorporation
Athenex API Limited	Hong Kong
Athenex Biomedical International Holdings Limited	Hong Kong
Athenex Euro Limited	United Kingdom
Athenex HK Innovative Limited	Hong Kong
Athenex Manufacturing China Limited	British Virgin Islands
Athenex Pharma Solutions, LLC	Delaware
Athenex Pharmaceuticals Co., Ltd.	Taiwan
Athenex Pharmaceutical Division, LLC	Delaware
Athenex Pharmaceuticals (China) Limited	Hong Kong
Athenex Pharmaceuticals (Chongqing) Limited	People’s Republic of China
Athenex Pharmaceuticals (Hong Kong) Limited	Hong Kong
Athenex Pharmaceuticals International Holdings Limited	Hong Kong
Athenex Pharmaceuticals LLC	Delaware
Athenex R&D LLC	Delaware
Athenex Therapeutics Limited	Hong Kong
AtheSino Holdings Limited	British Virgin Islands
Axis Therapeutics Limited	Hong Kong
Bioksy Investments Ltd.	British Virgin Islands
Chongqing MJ Medical Devices Co., Ltd.	People’s Republic of China
Chongqing MJ Medical Sciences Co., Ltd.	People’s Republic of China
Chongqing Taihao Pharmaceutical Co., Ltd.	People’s Republic of China
Chongqing Taurus Pharmaceutical Co., Ltd.	People’s Republic of China
Comprehensive Drug Enterprises Limited	Hong Kong
Excel Bloom Limited	British Virgin Islands
Golden Wood Limited	Hong Kong
Maxinase Life Sciences Limited	Hong Kong
Meridian East Limited	British Virgin Islands
MJ Medical Gel Systems Limited	Hong Kong
Polymed Therapeutics, Inc.	Texas